NEWS  RELEASE
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NEW  BRUNSWICK  SCIENTIFIC  CO.,  INC.
BOX  4005  -  44  TALMADGE  RD.  -  EDISON,  NJ  08818-4005  -  732-287-1200
FAX  732-287-4222
INTERNET:  HTTP://WWW.NBSC.COM   -   E-MAIL:  BIOINFO@NBSC.COM

INVESTOR  CONTACT:
Samuel  Eichenbaum
Vice  President,  Finance
732.650.2500
E-mail:  same@nbsc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



        NEW BRUNSWICK SCIENTIFIC CO., INC. ACQUIRES RS BIOTECH LABORATORY
                                EQUIPMENT LIMITED


EDISON, NEW JERSEY, NOVEMBER 17, 2003-New Brunswick Scientific Co., Inc. (NASDAQ: NBSC), today announced it has acquired RS Biotech Laboratory Equipment Ltd., a designer and manufacturer of CO2 incubators. Founded in 1991 and based in Irvine, Scotland, RS Biotech's line of state-of-the-art incubators are sold in more than 40 countries and have been utilized in numerous studies conducted by life science and biotech research customers.

The company's annual sales approximate $3 million and the acquisition will be immediately accretive to New Brunswick Scientific's earnings. Although the terms of the acquisition were not disclosed the purchase price consisted of cash and notes.

Malcolm  McNab,  Managing  Director and one of the founders of RS Biotech, said:
"RS Biotech's impressive range of Galaxy CO2 Incubators adds strength and fits naturally into the New Brunswick Scientific product portfolio. There is obvious synergy across a wide range of activities, and considerable advantage to be gained from complementary strengths ultimately leading to benefits for all our customers and associated parties."

David Freedman, Chairman and Chief Executive Officer of New Brunswick Scientific, stated: "We are very pleased to have acquired RS Biotech, as its Galaxy CO2 Incubators represent a strong addition to our lines of biological shakers, ultra-low temperature freezers, fermentors and cell culture equipment. Furthermore, from a human resources point of view, the quality and talent of their people matches well with our dedicated and experienced staff."

New Brunswick Scientific Co., Inc. designs and manufactures a wide variety of research equipment and scientific instruments for the life sciences and holds a minority equity position in Antyra Inc., a drug-lead-discovery operation.

This press release includes statements that may constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Further information concerning risk factors is described in the Company's Securities and Exchange Commission filings.

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